Exhibit 4.83

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Contract Registration No.:

2010110032019437

Registered

TECHNICAL SERVICE CONTRACT

(Including Technical Training and Technology Intermediate Service)

Project Name:	Cooperative Agreement for Local Value-added Business (CP Version) XS-1011-008

Client:	Beijing Branch of China United Network Communications Limited
(Party A)

Agent:	Beijing AirInbox Information Technologies Co., Ltd.
(Party B)

Signing Place:  Haidian City/County (District), Beijing Province/Municipality

Signing Date: July 1st, 2010

Effective as from: July 1st, 2010 until June 30th, 2011

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Beijing Branch of China United Network Communications Limited

Cooperative Agreement for Local Value-added Business

(SP Version)

Contract No.: 02-2010-26000

Party A:  Beijing Branch of China United Network Communications Limited

Party B:  Beijing AirInbox Information Technologies Co., Ltd.

Signing Date: July 1st, 2010

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Table of Contents

No table of contents entries found.

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Recitals

1.	This Cooperative Agreement for Local Value-added Business (hereinafter “Agreement” or “This Agreement”) is made and entered into in Beijing as of [July] [1st], 20[10] by and between:

Beijing Branch of China United Network Communications Limited, a legal-person-based branch duly incorporated and validly existing under the laws of the People’s Republic of China (“PRC” or “China”), with its registered address at [No. 6, Fuxingmen South Street, Xicheng District, Beijing], and represented by [Liu Shoujiang], hereafter referred to as “Party A”; and

[Beijing AirInbox Information Technologies Co., Ltd.], a legal-person-enterprise duly incorporated and validly existing under the laws of PRC, with its address at [32F., Tengda Plaza, No.168, Xiwai Street, Haidian District, Beijing], and represented by [Wu Linguang].

2.
Scope of application: For the purposes of convenient reading, this Agreement consists of the main body of this Agreement (hereinafter “Main Body”) and the appropriate supplementary agreements for specific businesses (hereinafter “Annex”). The Main Body, addendums and annexes hereto constitute an integral part of this Agreement. The value-added businesses conducted by the Parties in relation to their cooperation shall be subject to the terms and conditions of this Agreement, unless otherwise agreed in writing by the Parties hereto.

3.	The Main Body, addendums, annexes as well as the supplements and revisions thereto shall enter into force subject to the conditions and/or proceedings as agreed-upon by the Parties.

4.
If the Parties desire to jointly conduct and develop in future any new value-added business (hereinafter “New Value-added Business”) other than the business hereunder, the Parties may separately sign a new cooperative supplementary agreement through amicable consultations to regulate the new business. The supplementary agreement will automatically become an integral part of this Agreement.

1. Representations and Warranties

1.1
Party A is a basic telecommunications service operator duly approved by the Ministry of Industry and Information Technology of China, and has all the adequate powers and authorities to sign and execute this Agreement.

1.2
Party B is a lawful service provider (SP) to provide the value-added businesses, and possesses all the necessary qualifications required for the normal operation of the cooperative business hereunder, and has procured the following certificates:

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a.	Business License (Legal Person) No.110108003734369;
b.	Value-added Telecommunications Service License No. B2-20090197;
c.	Qualifications for Operating and Maintaining the Value-added Business _________;
d.	Qualifications for Providing the Services to the Customer with Value-added Business _________
e.
If Party B has the License for Cross-regional Valued-added Telecommunications Services, issued by the Ministry of Industry and Information Technology of China, it shall provide the certificate documents able to certify that it has completed the registration procedures with Beijing Communications Administration.

f.
Other qualifications able to certify that Party B has the qualifications and capacity to conduct the value-added businesses together with Party A, such as the license for bank account opening and certificate for the source of information, etc..

g.	The certificate documents required by Party A as to the qualification compliance certificate and access conditions and/or other certificate for passing the test of Party A.

1.3
Party B intends to provide the value-added services based on the mobile communications network and the value-added business platform of Party A, and has the adequate powers and authorities to sign and execute this Agreement.

1.4
Party B shall cause its duly authorized or legal representative to sign the Letter of Commitment for Information Security Assurance and Letter of Commitment for Anti-Commercial Bride, or other similar documents, and Party B agrees to comply with the relevant laws and regulations and agrees to be liable for the information security.

Now therefore, the Parties sign this Agreement on the principles of equality, mutual benefits, sharing supplementary advantages, and an emphasis on efficiency, and for the purposes of developing, enriching the varieties of healthy value-added businesses, and achieving the basic win-win situations. The Parties shall consider the cooperative principles as the fundamental starting points and purposes of this Agreement, in exercising the rights and performing the obligations hereunder in good faith.

2. Business Mode

2.1
For the purposes of this Agreement, the Telecommunications Value-added Business refers to the general combinations of the various telecommunications value-added services and application businesses that are launched to the users by conducting together with Party B the content organization, business system input, marketing and other means of practical cooperation, mainly via the communications networks (including the mobile network, and fixed network inclusive its data network) and the value-added business platform of Party A.

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2.2
The above telecommunication businesses are divided into the following specific businesses by the respective maturity level and platform: WAP, JAWA, IVR, SMS, MMS, Polyphonic Ringtone, Mobile Music, Mobile TV, SMS News, WAP Phone, IPTV, Broadband Network, and the mobile commercial application services, etc., and the products varieties will be expanded from time to time according to technical and business innovations. For the specific cooperative businesses, see the supplementary agreements signed by the Parties hereto.

2.3
Party B shall provide the local value-added services in accordance with the specifications for each kind of value-added business of Party A, with range not exceeding the scope required by the Telecommunications Value-added Service License.

2.4
Party A will charge the communication fee to the users for providing the communications networks and the various value-added business platforms; Party B will charge information service fee to the users for providing the telecommunications value-added services, and the information service fee will be billed and charged by Party A for and on behalf of Party B.

2.5
Party A provides to Party B the fee-based network sources, platform sources, user sources, as well as the fee-based access services, customer services, billing and charging services through its customer service system and the billing & charging supporting systems, the information service fee shall be charged as per the sharing methods agreed-upon by the Parties.

2.6
Party A will build up the relative business platforms to demonstrate the telecommunications value-added products of Party B, enabling the users and Party B to establishing a service relationship for the provision of the related products, in addition, it will also provide the relevant technical supports and charge fees to the users and Party B.

2.7
During the valid term of this Agreement, Party B shall, as requested by Party A, provide the relevant data reports pertaining to the development conditions of the users, users classifications, the using method of the users, business prospects and other data, and shall timely deliver to Party A the users documents required for the business management of Party A to enable Party A to make timely update of the users’ database.

2.8	Party A shall ensure from the technical prospective the normal use and ordering of Party B’s business.

2.9
Party B is responsible for providing lawful and quality business services and service content. The user’s successful purchase of the business or content services of Party B by all manners, including the internet, SMS, IVR, etc. shall be deemed signed the relevant service contracts with Party B.

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2.10
During the valid term of the above service contracts, Party B shall be responsible for the users to the extent of the services and content, and shall ensure the quality of the services and ensure that the content satisfies the user’s demands and complies with the relevant laws and regulations.

2.11
Party B agrees, in its providing the telecommunications value-added business, to strictly comply with the relevant regulations released by the Ministry of Industry and Information Technology of China, the business specifications and management manuals formulated by Party A, the management rules, business quality standards, customer service standards ad other document rules formulated or to be formulated by Party A.

2.12
Party B acknowledges any changes raised by Party A in terms of the telecommunications value-added business and the business model, and agrees to assist Party A in completing such changes, unless otherwise agreed-upon by the Parties.

2.13	The Parties shall abide by and implement the policies, rules or administrative orders released from time to time by the authorities in charge of this industry.

3. Rights and Obligations of The Parties

The Rights and Obligations of Party A
3.1
Party A will provide to Party B the fee-based network sources, value-added business platform sources and user sources, as well as the information access services, and shall be responsible for the service billing/charging work, and the billing results shall be subject to the data calculated by Party A.

3.2
Party A is entitled to formulate, modify from time to time, and notify Party B in an appropriate manner of the relevant business specifications, management rules, quality standards and/or customer service standards, according to the business and market conditions of Party A, and Party B shall comply with and implement the above rules. Party A will verify the businesses of Party B in accordance with the above management rules.

3.3
Party A has the right to verify the value-added business service license and telecommunications value-added service license of Party B, and its letter of credit, business license, and the relevant certificate documents able to certify the lawful source of the information and content provided by Party B and the licenses for bank account opening, etc..

3.4
Party A has the right to conduct appraisals over all sorts of the telecommunications value-added businesses applied by Party B, and select the superiors and eliminate the inferiors according to the appraisal results, business development of Party B, taking into account the credit rating results and breach conditions of Party B, etc.. Party A will reward the innovative businesses and supervise the customer quality services of Party B.

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3.5
Party B remains the ownership as to the customer source and has the right to be informed of the businesses provided by Party B. Party A has the right to require Party B to submit the appropriate information of the users accepting the telecommunications value-added businesses of Party B, such as the personal profile, business profile, use records and data records, etc..

3.6
Party A will allocate to Party B enterprise codes to facilitate the users to identify Party B in the relevant information systems. Party A shall ensure the stability of the enterprise codes of Party B, and acknowledges that the enterprise codes in the information systems shall have equal expressing force as the enterprise name of Party B (legal entity).

3.7
Upon verifications, Party A will conduct a test over the businesses applied by Party B, and will issue to Party B a written approval document if the test result is satisfactory. The date when Party B officially opens its business shall be subject to the billing time officially opened by Party A.

3.8
Party A shall have the right to require Party B’s coordination to deal with and timely settle any lawsuit, arbitration and other disputes that may arise in connection with the provision of the value-added businesses provided by Party B.

3.9
Party A has the right to automatically deduct from the settlement amount payable to Party B any and all the costs derived from the lawsuits, arbitrations and other disputes against Party A and/or the branches of Party A that may arise from the improper service-providing of Party B, including but not limited to the court costs, notarization costs, appraisal costs, attorney costs, travel costs, administrative penalties, as well as the expenses or costs ordered by the legally effective judgments and arbitration awards. If the payable settlement amount is insufficient to pay off such expenses, Party A shall have the right of recourse against Party B.

3.10
Party A shall have the right to announce to the users at its network platform the copyright authorizations and qualifications of Party B in respect of the content of information service provided by Party B, as well as the accesses for copyright owners to claim rights.

3.11
The Parties may jointly conduct market promotion and publicity activities. If the promotion and advertising activities of Party B involve the company name and other brand marks of Party A, it shall first be subject to the prior written consent of Party A and verified by Party A.

Rights and Obligations of Party B
3.12
Party B shall be responsible for providing to Party A the true and authentic internet information service license or telecommunications value-added service license, letter of credit, business license, source of information, the license of bank accounts opening as well as other qualification documents required for the normal operation of the specific value-added businesses, and shall ensure that the fee rate for the information service complies with the relevant regulations issued by the appropriate pricing authorities.

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3.13
Party B shall be responsible for the content development of the telecommunications value-added business, its platform construction and maintenance (except where Party A provides the platform), market promotion and customer services.

3.14
Party B shall strictly comply with the business specifications, management rules, the business quality standards, operation & maintenance rules, customer service standards and other relevant rules already formulated or to be formulated from time to time by Party A.

3.15
Party B must abide by the relevant policies, regulations, rules and laws concerning the telecommunications and internet information, Party B shall ensure that the content of information provided by Party B shall not violate the relevant laws, policies and regulations concerning the information industry of the country, and it shall not violate the Letter of Commitment for Information Security Assurance and Letter of Commitment for Anti-commercial Bribe. Party B must be responsible for screening the information (including the information edited or uploaded by the users at the website of Party B) provided by the users, and prohibit any and all unhealthy, vulgar and unlawful information, and any violation of the foregoing by Party B shall be deemed as a material breach of this Agreement, and it shall be settled in accordance with the clause of material breach herein, in addition, Party B shall also be liable for any and all the economic losses incurred by Party A and/or the users, and shall indemnify Party A for any and all legal proceedings, claims, administrative penalty, losses or damages arising therefrom. If Party B violates this clause, which causes negative social impact on Party A and/or the users, Party B shall in an appropriate manner make public announcements to clarify its liabilities and eliminate such negative social impact by making a public apology to Party A and/or users.

3.16
If Party B desires to increase new businesses or otherwise change part of the existing businesses, it shall submit written applications to Party B, and submit the qualification documents it possesses to operate the business to be increased or changed.

3.17
A necessary technical test shall be required before the value-added business is conducted by Party B. As from the date of test, if Party B fails to pass the test required by Party A due to reasons attributable to itself, then the application for this business will become invalid, and the expenses derived therefrom shall be assumed by Party B. If Party B desires to continue the business, it shall re-submit business applications to Party A.

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3.18
Party B shall provide to Party A the network interfaces and privileges used for the enquiry of the telecommunications value-added businesses or business cancellation, and shall, as requested by Party A, provide to Party A data reports, including user development conditions, users’ classifications, using habits of the users, business prospects and other data, and shall timely deliver the users documents required for the business management of Party A, and shall ensure that it will conduct a timely update of the database of the users.

3.19
During the cooperative period, Party B shall establish for the users of Party A a database separated from the users’ database of third parties, and Party B shall not by virtue of various channels connect the various communications value-added businesses of Party A with the third parties at the business level, nor shall Party B make similar connection in disguised form between the value-added business of Party A and the third parties via various business forms without approval.

3.20	Party B shall not publicize in its businesses any competitors that have the same or similar business scope with Party A, nor shall Party B make any statement in favor of the above competitors.

3.21	Without the prior consent of Party A, Party B shall not by itself or together with other terminal vendors place businesses in the terminals and functional smart cards.

3.22
Party B shall be responsible for the security and lawfulness of the information content and information services, and responsible for settling any and all the disputes and legal liabilities arising from the security and lawfulness of the information content and services, and it shall ensure that the services provided by Party B has no material potential risk that may possibly pose potential threat to the communications network platform, value-added business platform of Party A or other legitimate rights and interests of any third parties. Party B shall bear any and all the economic losses incurred by Party A and/or the third parties, and shall in an appropriate manner clarify in public its liabilities so as to eliminate the negative impact caused as a result thereof.

3.23
Party B, before providing the services (including market promotion and business advertising) to the users shall in a appropriate manner adequately notify the users of the content of services to be provided, the methods by which the services will be provided, the fee standards (information fee and communications fee), the customer service call, and other information that the users need to be informed of. Party B shall not initiate the provision of the services until and unless it has received any confirmation of customized services by the users.

3.24
When providing the services to the users, Party B shall not in any manner whatsoever to force, induce, cheat or deceive the users in ordering the fee-based services, or otherwise additionally increase unnecessary burdens on the users.

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3.25
If a third party provides value-added services of any form to the users through the maintenance interface, Party B shall assume any and all liabilities arising therefrom, and Party A shall not be liable to the users or the third party therefor.

3.26
In providing the value-added businesses, Party B shall not commit any activities listed in Addendum II of Beijing Unicom CP/SP Cooperative Management Manual—list of breaches of this Agreement, nor shall it commit or otherwise support any act that may damage the interests of Party A and/or the users.

3.27
Party B shall be responsible for all the taxes levied in accordance with the relevant laws and regulations of China by the appropriate tax authorities that are in connection with the execution and performance of this Agreement.

3.28	Party B shall issue to Party A a formal invoice for the information service fee paid by Party A that is settled from Party A in accordance with this Agreement.

4. Workspace and Maintenance

4.1	During the validity term of this Agreement, the Parties shall be responsible for their each responsible section as divided by the connection point of the equipments.

4.2	The Maintenance Responsibilities of Party A.

4.2.1	Party A shall be responsible for the maintenance of the software/hardware systems required by the communications network platform and value-added business platform.

4.2.2	Party A shall assist Party B in connecting the telecommunication line between all the gateways or servers of Party A and the servers of Party B.

4.2.3	Party A is under the obligation to open to Party B the relevant technical protocol standards and interface standards that are related to the value-added businesses hereunder.

4.2.4
Party A shall be responsible for the normal network communications at its side, and shall be responsible for the maintenance of any network halt caused not due to the reasons of Party B. Party A has the right to limit the further transmission of overloaded data or information that may abnormally affect the network operating security of Party A.

4.2.5	Party A shall have the right to control and adjust the data flows and terminals of the interface within the maintenance liabilities of Party A, and shall notify Party B of the results.

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4.2.6
During the operating period of the business, Party A has the right to conduct from time to time, the necessary tests and statistics over the business provided by Party B as required, and then based on the test results, Party A shall have the right to require Party B to further improve the test results in accordance with the management rules concerning the value-added businesses of Party A.

4.2.7	Party A is responsible for providing to Party B the data flow statistics for the use of the communications channels, and shall ensure the authenticity and timeliness of the data statistics.

4.2.8
In case of any possible transmission termination caused as a result of any test, maintenance on the gateway or other network equipment or other foreseeable reasons, Party A shall timely notify Party B of such prior to the occurrence of the foregoing, including the specific reasons, the time and period for such termination.

4.2.9
Party A ensures that it shall within a reasonable period, timely notify Party B of any transmission termination caused as a result of the unforeseeable reasons such as gateway failure or other network halt, and in such cases, Party A shall not be held liable for the losses actually or possibly incurred by Party B.

4.3 Maintenance Responsibilities of Party B

4.3.1
Party B shall be solely responsible for the building-up and maintenance of its systems, including the test, opening, maintenance of all the hardware systems required for operating the businesses hereunder, as well the costs arising therefrom.

4.3.2
Party B shall be responsible for the interconnection between the system of Party B and all various gateways or servers of Party A, and shall be responsible for the application, rent and maintenance of relevant communication lines, and assume corresponding costs arising therefrom. Party B is responsible for the trusteeship costs for trusting the systems required by the telecommunications value-added business hereunder to the IDC of Party A, line rental costs and other costs.

4.3.3
Party B shall ensure that its systematic test, opening and maintenance will not be conducted during peak times, and the operations that have great effects on the users shall be conducted at nights so as to minimize its negative effects on the use of value-added businesses by the users. Party B ensures that the above operations will not affect the normal operation of Party A’s network, and Party B agrees to be responsible for any network halt so caused to Party A’s systems.

4.3.4
Party B shall notify Party A in writing of its intended system test, opening and maintenance & improvement, detailing the specific effects it has on the business of Party A, the affecting range, lasting period, etc. Such test, opening and maintenance work shall not be conducted until approved by Party A, and upon the confirmation by Party A, will be notified to the users via email, advertisement, SMS or other effective means, so as to minimize the effects it has on the users.

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4.3.5	Party B is subject to the emergent adjustment of data traffic by Party A for the purposes of ensuring the stability of the various value-added businesses.

4.3.6
Party B ensures that, when transmitting the data or information through the communications platform of Party A, the data traffic will not jeopardize the load capacity of the network. Party A reserves the right to limit the transmission of any overloaded data or information that may negatively affect the safe running of Party A’s network.

4.3.7	Party B shall strictly comply with all the computer room management rules formulated by Party A in its maintaining of all the equipments trusted in the IDC room of Party A.

4.3.8	Party B shall ensure a 7×24 hours continuous maintenance services.

5. Liabilities for Breach

5.1
The Parties shall strictly comply with this Agreement, if either party fails to perform its obligations, warranties or undertakings or otherwise breaches the representations in this Agreement, damaging the interests of the other party or making it unable to continue the cooperative businesses hereunder, it shall be deemed as a breach of this Agreement.

5.2
If either party breaches this Agreement, causing negative social effects on the other party or economic losses to the other party, the abiding party has the right to hold the breaching party liable for such breach, require it to eliminate the effects, compensate the corresponding economic losses. In addition, it also has the right to terminate this Agreement.

5.3
The advertisement of Party B shall not contain the following information, if Party A receives a notice from any governmental authorities or any report, or it discovers that Party B transmits the following unlawful and bad information, Party A shall have the right to require Party B to timely delete the information, or give it a fixed time to dispose of the information, or suspend the services, in addition to the termination of the cooperation with Party B in respect of the business hereunder, Party A shall also have the right to terminate in part or in whole the cooperation of other business under which Party B is not in breach/violation, until unilateral termination of this Agreement, and shall not be held liable therefor:

5.3.1	Information which is in violation of the basic principles set out in the Constitutional Law of China;

5.3.2	Information which is detrimental to national security, divulge state secret, subvert state power and undermine national unification;

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5.3.3	Information which is detrimental to national honors and interests;

5.3.4	Information which incites ethnic hatred, ethnic discriminations, and destruction of the ethnic solidarity;

5.3.5	Information that destructs the country’s religious policies, and publicizes cults and feudal superstition;

5.3.6	Information that spreads any rumor to disturb public order and destroys social stability;

5.3.7	Information that spreads obscenity, eroticism, gambling, violence, homicide and terror or the abetment of criminality;

5.3.8	Information that insults or slanders others or impairs the legal rights of others;

5.3.9	Information that illegally incites assemblies, associations, processions and demonstrations, or illegally gathers a crowd to disturb social order;

5.3.10	Information that conducts activities in the name of illegal private organizations; or

5.3.11	Other information that is prohibited by applicable laws and regulations.

5.4
The breaching business which is defined in Article 5.3 as illegal or bad information shall be settled on the principles of “Firstly screen it through evidence collection, then dispose of the breaches”, before the nature of the act is defined by collecting relevant evidences, it shall firstly be subjected to the screening mechanism, and then transferred to process of breach disposal.

5.5
If the operation of one or more value-added businesses of Party B breaches this Agreement or materially violates the service quality standards, user’s service standards, or the business service or content provided by Party B to the users has great defects, or Party B actively commits or is caused to commit the activities that may damage and infringe upon the interests of Party A and the users, or the improper management of Party B causes bad social effects on Party A or the users, in addition to the termination of the cooperation with Party B in respect of the business hereunder, Party A shall also have the right to terminate in part or in whole the cooperation of other business of which Party B is not in breach/violation, until unilateral termination of this Agreement.

5.6
If Party B unilaterally or together with other party damages the interests of Party A or the users and network security by technical means, or if there is any abnormal data or condition in the business platform/system of Party A that may possibly be caused due to the above acts of Party B, then Party A may firstly terminate the business of Party B, and notify Party B of such in a timely manner, and Party B shall provide adequate certificates to clarify and explain the reasons for such abnormal data or conditions within seven (7) working days, otherwise, it shall be deemed that Party B has intentionally committed the acts that damage the interests of Party A and the users, which shall be disposed of in accordance with the relevant clauses of the Management Manual.

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5.7
Party B shall indemnify Party A for or against any and all the costs arising from the complaints, lawsuits and claims against Party A caused due to the reasons of Party B, including attorney’s costs, travelling costs and compensations, etc..

6. Billing Service, Settlement and Charging Service

6.1	Billing Services

6.1.1
The amount of communications fee, traffic charges, wideband access charges, as well as the price of M/T shall be set by Party A; the rate of the information service fee is principally formulated by Party B and verified by Party A. The intended change of the information service fee rate, including the change of the charging methods shall be implemented only after the confirmation of Party A. Party A provides to Party B the fee-based billing and charging services, and will formulate the billing and settlement principles and procedures according to the characteristics of Party A’s network platform as well as the business procedures of its billing and settlement system.

6.1.2
When setting the rate for the information service fee, Party B may choose various charging methods such as fixed-time calculation, monthly, daily, weekly calculation or M/T methods for 3G business; it may also provides more alternatives for users to choose. Party B shall notify the specific charging methods for the information service fee, the rate standards, charging date, customer service call, etc., either by making public announcement at the website of Party B, or by clearly indicating in the service agreement, by demonstrating in the phone desk, or by means of sending TMS.

6.13
Party A has the right to define the customers (number sections and sub-brand) of all various businesses into the range of effective billing customers, and shall have the right to verify the information service fee accrued from invalid customer numbers (including the numbers cancelled and out of service, and inactive customer numbers), and abnormally-used customer numbers such as customer numbers that are not within the scope of businesses opened.

6.2	Settlement

6.2.1
The earnings derived from the use of the communication network by the users or Party B, the traffic charge, wideband access fee and M/T fee shall belong to Party A, irrelevant to the settlement of Party B.

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6.2.2
Party A will calculate and total up the earnings for each specific business payable to Party B according to the sharing methods for the cooperative businesses of the Parties, then it will deduct (or plus) the other expenses that shall be paid (or received) by Party B, then the results calculated will be the earnings that Party A shall settle to Party B (hereinafter “Settled Information Service Fee”). The above “Other Expenses” shall include but not limited to: the penalties for breach of this Agreement, and host trusteeship cost. Upon mutual agreements between the Parties, the Parties may also conduct separate settlement for the earnings and payable expenses, each applying different settlement procedures.

6.2.3
If the billing statement indicates the results of Settled Information Service Fee is negative, Party B shall pay to Party A the payable amount within ten (10) working days of the receipt of the notice from Party A. Party B shall timely request commercial invoices upon the payment of payable amounts at the place of Party B. If Party B delays such payment, it shall pay an overdue payment on a daily basis at the rate of 3‰ of the total owing amount; at the same time, Party A is entitled to directly deduct the owing amount as well as the overdue amount from the subsequent settlement amount. If Party B delays such payment for a period of sixty (60) days, Party A is entitled to unilaterally terminate this cooperation and hold Party B for legal liabilities.

6.2.4
Party B shall timely update the account No. and other account information that is registered with Party A and necessary for successful payment, if Party B fails to make a timely update, as a result of which, the payment of Party A is returned by the bank, or other difficulties occur, making the timely payment of Party A impossible, Party A may postpone the payment and will assume no liabilities for breach of this Agreement due thereto.

6.2.5
If Party A desires to change the company name, it shall timely notify Party A in an appropriate manner. After the change of the company name, all the amounts payable by Party A to Party B shall be paid to the bank accounts updated after the change of the company name, regardless whether such payable amounts occur after the change of the company name of Party B. If Party A fails to effect timely payment due to any improper handling of the change of company name, it shall be disposed of in accordance with Article 6.2.4 of this Agreement.

6.2.6
If Party B terminates this Agreement in accordance with the clauses of this Agreement,     the Parties shall settle the information service fee generated before such termination. The settlement shall be conducted according to the methods, period and procedures described in this Agreement (including the supplementary agreements for specific business), taking into consideration the clauses hereof pertaining to the deduction of information service fee and penalties due to the breach of this Agreement.

6.3	Charging Services

6.3.1
The information service fee will be billed and charged by Party A. Party B shall not charge the information service fee to the users. The communications fee shall be billed by Party A and charged to the users or Party B.

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6.3.2
Party A, before charging the information service fee for Party B, shall conduct an item-to -item verification to the charging items and their general content; and Party B shall actively coordinate with Party A. The target of verification is mainly whether the content provided by Party B violates Article 57 and Article 58 of The Telecommunications Regulations of China, and other specific laws, regulations and policies.

6.3.3
Before Party A provides charging services for the information service fee to the users, Party B shall provide the relevant certificate documents to certify that the users use the business under the conditions of full awareness and voluntariness, and the payable information service fee shall be calculated as from the date when the users actually use the businesses (except for monthly payment). The Parties shall keep the records of the customization & use of the businesses of Party B for a period of not less than five (5) months.

6.3.4
When issuing receipts to the users, Party A shall mark on the column of charge agency service, the indicative words of “Charge Agency” and the specific amount that is charged. Party A shall provide a reasonable and effective method and approach for users to enquire the name of Party B as the charge agency, the name of businesses subject to the charge agency services and the specific amount thereof; If the users require the list of charges, the Parties shall provide to the users for free, and shall not charge additional fees to the users.

6.3.5
If the users raise any objections to, and refuse to pay, the information service fee that is charged by Party A for Party B, and Party A has no evidences on spot to justify such charge, it will have to charge the fees other than the disputed part, and shall timely notify Party B of such. Party B shall be responsible for settling the disputes with the users in an appropriate manner.

6.3.6
If the users paying advances for the services have any objection as to the information service fee that is charged by Party A for Party B, and both Party A and Party B can not provide the evidences to justify such charges within fifteen (5) days, Party A shall firstly refund the advanced amount to the users, and deduct it from the receivable amounts of Party B generated from the subsequent settlement period, then Party B shall be responsible for settling the disputes with the users in an appropriate manner.

6.3.7	During the settlement process of the disputes, the Parties shall not stop or suspend the businesses other than the disputed business of Party B.

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7. CP/SP Cooperative Management Manual

7.1
“CP/SP Cooperative Management Manual” is a manual in which Party A makes a brief introduction to the cooperative business mode, billing and settlement modes, access mechanism, appraisal and exit mechanism, breach disposal, credit appraisal management, customer service management, marketing management, cooperative management of innovative business, etc., with the aim to enable Party B to be fully informed of the relevant cooperative management rules and regulations.

7.2
“CP/SP Cooperative Management Manual” constitutes a supplementary annex to this Agreement, and has the equal legal force and effect with this Agreement, in case of any conflict between this Agreement and the “CP/SP Cooperative Management Manual”, the “CP/SP Cooperative Management Manual” shall prevail.

7.3
If Party B, after confirming in writing the receipt of “CP/SP Cooperative Management Manual”, has any doubt in respect of the “CP/SP Cooperative Management Manual”, it shall communicate it with Party A within three (3) working days, otherwise it shall deemed that Party B has read, fully understood and agreed with the “CP/SP Cooperative Management Manual”.

7.4	In case of any change or adjustment of the “CP/SP Cooperative Management Manual” during the valid term of this Agreement, the latest version received and confirmed by Party B shall prevail.

8. Confidentiality

8.1	Both Party A and Party B are under the obligation to keep this Agreement confidential.

8.2
Either party shall keep confidential any and all the trade secrets, other confidential materials (including customer profile) and information of the other party that is known and accessed during the cooperation hereunder (hereinafter “Confidential Information”), and without the prior written consent, neither party shall publicize the Confidential Information to the public media or disclose, deliver or transfer it to any third party. The disclosing party shall fully indemnify the other party for the losses arising therefrom.

8.3
Without the prior written consent of the other party, neither party is authorized to use, delete, copy the trademark, mark of the other party or use the business information, technology and other materials of the other party, unless it is necessary for the purposes of this Agreement.

9. Force Majeure

9.1
Force Majeure refers to any event that is beyond the control and unforeseeable by the parties hereto, or any event although foreseeable but inevitably causes the other party unable to perform this Agreement in part or in whole, including but not limited to any earthquake, collapse, subsidence, flood, typhoon, astronomical abnormal and other natural disasters, fire, explosion, accident, war, terrorism, large-scale epidemic diseases, destruction activities, hacker attack, network breakdown or other similar or different incidents.

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9.2	If a force majeure renders the affected party unable to perform its obligations hereunder, the affectied party shall not be held liable for the losses so incurred by the other party.

9.3
The party affected by the force majeure shall immediately notify the other party in writing, and shall within fifteen (15) days provide the details of force majeure, and submit the valid governmental certificates to justify the reasons for its failure of performance, partial performance or delayed performance of this Agreement. The Parties, through amicable consultations may determine whether to continue or terminate this Agreement according to the effects of the force majeure on the performance of this Agreement.

9.4
If during the performance period of this Agreement, either party is unable to perform this Agreement due to governmental acts (prohibited acts), this Agreement will terminate as from the day when the notice of the other party is received, if this Agreement can not be wholly performed, the continued partial performance shall not affected thereby.

10. Intellectual Property Rights

10.1
Matters concerning the copyright, trademark, patent right and other intellectual property rights (hereinafter “IPR”) involved during the cooperation hereunder shall be dealt with in accordance with relevant laws and regulations of China; Party B shall sign authorization/license agreements with the IPR owners/holders/agents in accordance with relevant laws and regulation of China, and ensure that the value-added businesses provided by Party B will not infringe upon the legitimate rights and interests of any IPR owners/holders. Party A shall bear no liabilities for any IPR disputes with third parties due to the content of the services provided by Party B.

10.2
If in the course of the performance of this Agreement, any third party claim rights against Party A that is in connection with the IPR matters described in Article 11.1 above, which gives rise to any dispute, controversy or other charge against Party A, Party B shall, within two (2) days upon the receipt of Party A’s notice, take immediate necessary actions to clarify the facts, at the same time, Party B shall as required by Party A, independently deal, or assist Party A in dealing, with all the matters concerning such dispute, controversy or charge, and shall indemnify Party A for any and all the losses incurred thereby.

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10.3
Party B shall ensure the accuracy, security and lawfulness of the information provided by it, and shall prohibit any information release that may violate the relevant laws and regulations of China, go against state interests, public and social interests and the interests of China Unicom. Party B shall bear all the legal liabilities arising from the unlawfulness of the information provided by it. Party B represents and warrants that its information content or service will not infringe upon the IPRs or other civil rights of any third party, Party B further undertakes that it agrees to indemnify Party A, and hold it harmless from or against any and all the lawsuits, claims, administrative penalties, losses and damages that may arise from the violation of the above representations and warranties.

10.4	Party B shall be fully responsible for settling all the legal disputes arising from the content of its information services, and shall bear all the legal liabilities that may arise therefrom.

10.5
During the business cooperation hereunder, once any third party raises any objections to the lawfulness of the information services provided by Party B, Party A has the right to delete the information services provided by Party B or the related part, without need to notify Party B. If after settling the disputes in this clause, Party B can certify the lawfulness of the information services provided by it, and releases again the relevant content or services to the users, Party A shall not be liable for any and all losses so incurred by Party B.

10.6
The Parties may negotiate with each other to mark in the cooperative value-added business the brands of Party A and its customer, the name of business, its trademarks, marks, logo, etc., and without the written authorization of Party A, Party B has no right to use the foregoing in any manner whatsoever, and shall not mislead the users as to consider that the content or service is separately provided by Party A or jointly provided by Party A and Party B. Party B undertakes to comply with the China Unicom VI Management Manual and other relevant rules of Party A in exploiting the foregoing marks of Party A.

10.7
The Parties shall not infringe upon the trademark or other IPR of either party hereto or any third party. If either party infringes upon the IPR of a third party, the infringing party shall be wholly liable for such infringement, and indemnify the other party hereto for the economic losses so incurred by that party, and shall eliminate the negative effects that it may bring to such party.

10.8
Under any conditions, either party is only entitled to use the materials under IPR restrictions (including the demonstration, download, copy and distribution of the materials) during the validity period of this Agreement, and is only entitled to use the materials for the purposes of promoting, marketing and distributing the cooperative businesses hereunder, and shall neither use the materials to provide other contents, products or services nor use the materials for misleading or fraudulent purposes.

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11. Change and Termination of This Agreement

11.1
If Party A formulates relevant business rules, management rules, quality standards and/or customer service standards that are in connection with the value-added telecommunications businesses during the valid term of this Agreement, these rules and standards shall constitute as an integral part of this Agreement binding on the Parties hereto. If the above regulations, rules and/or standards have conflict with the provisions of this Agreement, except for the clauses of breach settlement, the above regulations, rules and/pr standards shall prevail, unless the Parties hereto, through consultations, deem it necessary to apply this Agreement or sign a separate agreement to regulate this conflict.

11.2
If either party hereto desires to change or modify this Agreement, it shall notify the other party in writing fifteen (15) days in advance. The Parties shall conduct consultations to change or modify this Agreement in writing.

11.3
Unless otherwise described in this Agreement, during the validity period of this Agreement, the Parties, without the written consent of the other party, shall not suspend or stop the performance of this Agreement or otherwise unilaterally terminate this Agreement.

11.4
If either party hereto fails to perform its responsibilities and obligations hereunder, or materially breaches this Agreement, making the normal operation of other party impossible, or making the other party unable to normally conduct the telecommunications value-added business cooperation hereunder, it shall be deemed as unilateral termination of this Agreement without justifiable basis by the breaching party, and the abiding party has the right claim economic losses caused as a result thereof against the breaching party, and shall have the right to terminate this Agreement.

11.5
Stipulations on cooperative qualifications of Party B that affect the modification and termination of this Agreement: If Party B is in any of the following conditions, this Agreement automatically terminates:

11.5.1	Without the prior approval of Party A, transfer the sources obtained from Party A, such as Numbers, trunk line and the digital website;

11.5.2	The operating area exceeds the areas and business scope as set out in the qualification documents;

11.5.3
Party B without obtaining qualification licenses issued by the competent governmental authorities provides the information contents and varieties that are subject to first obtaining of the qualification licenses;

11.5.4	It provides false copyright and false qualification documents; or

11.5.5	Other act that does not comply with the requirements of the authority in charge, or any unauthorized business operations or unauthorized provision of content hereunder.

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11.6
During the validity period of this Agreement, if Party B is divided, merged, dissolved, liquidated or goes into bankruptcy, etc., as a result of which, the nature of the company, its qualifications and civil capacities are limited, Party B shall timely notify Party A of such, and Party A is entitled to terminate the performance of this Agreement, and comply with the clause hereof concerning the buffer period. If Party B does not have the qualifications or capacities any longer that are required to conduct the value-added businesses hereunder due to the dissolution, liquidation and bankruptcy of Party B, this Agreement terminates accordingly. In case of Party B’s division and merger, this Agreement will also terminate accordingly, other company (or entity) that succeeds the telecommunications value-added businesses of Party B hereunder shall re-apply with Party A for opening the business, and shall timely update the enterprise codes and other information of Party B.

11.7
If Party B changes the company name, it shall timely handle the registration procedures, and apply for business license and business qualification certificate with the local administration for industry and commerce and the appropriate authority in charge of the industry and information technology,

11.8
If Party B fails due to the reasons of itself to receive this Agreement as sealed with the company chop of Party A within one (1) month after the receipt of a notice from Party A to receive it, i.e. the interval between the sealing time of Party A and that of Party B lasts for one (1) month or above, this Agreement shall be deemed as not signed and invalid, the access qualification of Party B will be cancelled automatically, and its business application will become invalid at the same time. If Party B fails to deliver the text of this Agreement duly signed and sealed by the Parties to Party A due to reasons attributable to itself within one month upon receipt of the Agreement as signed by Party A, this Agreement shall be deemed as not signed and invalid, the access qualifications of Party B will be cancelled automatically, and the business application of Party B will become invalid at the same time.

12. Governing Law and Dispute Settlement

12.1	The execution, effectiveness, performance and interpretation of this Agreement shall be governed by the laws of the People’s Republic of China.

12.2
Any and all the disputes that may arise from or in connection with this Agreement shall be settled by the Parties through amicable consultations, failing which, either party is entitled to submit it to the people’s court at the place where Party A is located.

13. Miscellaneous

13.1	Transferability. Neither party is entitled to transfer in part or in whole the rights and obligations hereunder, unless as otherwise required by Article 5 of this Agreement.

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13.2
The execution of this Agreement creates only the contractual relationship between the Parties. No clause of this Agreement shall be construed as: (a) creating a partnership or other joint liability relationship between the Parties hereto; (b) making one party become the agent of the other party (unless with the prior written consent of the other party); or (c) authorizing one party to incur expenses or liabilities of any other forms (unless with the prior written consent of the other party).

13.3
Any failure to exercise or any delayed exercise by either party the rights hereunder does   not constitute a waiver thereof; the exercise or partial exercise of the rights hereunder by one party will not impede the future or subsequent exercise of such rights.

13.4	The invalidity of any clause of this Agreement shall not affect the validity of the remaining clauses.

13.5
This Agreement becomes effective upon the signatures or seals of the duly authorized representatives of the Parties for a period as from July 1st, 2010 until June 30, 2011, unless as terminated in advance in accordance with an agreement between the Parties. If the Parties have conducted any value-added business or signed any similar agreements prior to the effective day of this Agreement, the Parties agree that the previous value-added business cooperation will be subject to this Agreement as from the effective day of this Agreement.

13.6
The Parties may negotiate on the renewal of this Agreement within [thirty (30)] days prior to the expiration of this Agreement, and mutual agreement, the Parties shall separately sign a written agreement.

13.7
There are four (4) annexes attached to this Agreement, all the annexes constitute integral parts of this Agreement, each of which has the equal legal force and effect as the main body of this Agreement.

13.8
All matters not covered herein shall be handled in accordance with the relevant laws and regulations of China, if necessary, the Parties hereto may separately execute a supplementary agreement through amicable consultations, and the supplementary agreement shall have the equal legal force and effect with this Agreement.

13.9
After the termination of this Agreement, except that Party A will continue to provide the customer services and internet services, it will not be liable for the undertakings made by Party B to the customers and any disputes or consequences arising therefrom.

13.10	This Agreement is made out in four copies, two copies for each party, each of which is of equal legal force and effect.

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List of Annexes
Annex I: Supplementary Agreement to the Cooperative Agreement for Value-added Business (SP Version)

Annex II: Beijing Unicom CP/SP Cooperative Management Manual (2009 Version)

Annex III: Letter of Commitment for Network Access

Annex IV: Letter of Commitment for Anti-Commercial Bribe

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Signatory Page (This page is intentionally left blank)

Party A: Beijing Branch of China United Network Communications Limited

Legal Representative/Authorized Representative:  Wang Xuebing

Signing Date: MM  DD  YYYY

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Legal Representative/Authorized Representative: Jiang Liwen

Signing Date: July 1st, 2010

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Annex I: Supplementary Agreement to the Cooperative Agreement for Mobile

Value-added Business (SP Version)

Party A: Beijing Branch of China United Network Communications Limited
(hereinafter “Party A”)

Party B: Beijing AirInbox Information Technologies Co., Ltd. (hereinafter “Party B”)

Whereas Party A and Party B (hereinafter the “Parties”) signed the Cooperative Agreement for Local Value-added Business of Beijing Branch of China United Network Communications Limited (Contract No.: 02-2010-26000, hereinafter “Master Agreement”) as of July 1st, 2010.

Now therefore, due to the demand of business development, the Parties, through amicable consultations, have signed this Supplementary Agreement to the Cooperative Agreement for Mobile Value-added Businesses in respect of the SMS (Business Classification), subject to the terms and conditions set forth hereinafter or hereinbelow:

Article 1 Cooperative Matters

1.1	This cooperative business (business classification) between the Parties is as below:
1.1.1 SMS
1.1.2 ___
1.2.3 ___
1.2.4 N/A.

Article 2 VAC and PRM

2.1
Party A shall be responsible for providing Value-added Service Platform (VAC), and the VAC needs to interconnect with the content service system of Party B, and the users data and the business data on the VAC will serve as the evidence for confirming use of the business of Party B by the users.

2.2
Party A is responsible for making available the PRM system (Local PRM), which is mainly in position to release the notices, circulars, business management rules and relevant policies, and also responsible for the generation and release of the qualification verification, business verification, contract information, settlement information, complaints and breach disposal and other information required for the business cooperation with Party B; Party A shall be responsible for the timely update of information in the PRM system, and shall ensure the normal operation of this system.

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2.3
The contract information, settlement information, the information concerning complaints and breach disposal, etc. that are generated by Party A in the PRM system, including but not limited the release, reply, confirmation and description of the data, form, annexes, etc. shall serve as the correspondence evidences between the Parties hereto, unless otherwise specified by this Agreement; the time of such correspondence shall be subject to the time when it reaches the access point of Party B’s service system. Party A may make a backup or provide appropriate inquiry functions in the PRM system; However Party B is not responsible for completely saving or re-providing such information.

2.4
Party A has the right to require Party B to firstly apply with Party A for the log-on account for the PRM system before the commencement of the cooperation hereunder, and upon the approval of Party A, Party A will allocate Party B the user name and passport required to log on the PRM system of Party A.

2.5
Party B shall use the username and passport allocated by Party A to log on the PRM system, and the application for operating value-added business, company information maintenance, value-added business communications between the Parties, etc. will be achieved through this PRM system. Party B shall faithfully register/timely update the company name, designated deposit bank, account number, contact person, customer service personnel, and other information, and shall keep in an appropriate manner the contract information, settlement information as well as the information concerning complaints and breach disposal, etc. that are generated from the PRM system.

2.6
Party B shall keep in an appropriate manner the username and passport used to log on the PRM system of Party A, and shall not authorize any third party to use it. If the username and passport are stolen by other party due to reasons attributable to Party B, causing any loss to the Parties or the users, Party B shall assume all the corresponding liabilities.

Article 3 Credit Point

3.1
The credit rating made by Party A with respect to Party B will be done with reference to the credit rating management rules, and for the business cooperation under this supplementary Agreement, the following policies shall apply:

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Credit Rank	Credit Point	Applicable Policies	Specific Content

Excellent	90≤Credit Point≤100	Support the development
Including but not limited to:
1)It may apply for the "Green Channels"
2)Party A may assist in providing the relevant data, and support the business development of Party B
3) It could apply for Mass Texting and WAP PUSH
4) Irregularly release more support policies

Good	75≤Credit Point﹤90	Standard cooperative policies
Average	60≤Credit Point﹤75	Restrict its further development	1) Decrease the sharing percentage by 5% 2) Deny the application of new types of value-added businesses, and deny the application of new value-added business under the existing business types
Undesirable	0≤Credit Point﹤60	Terminate the cooperation	Comprehensively terminate the cooperation hereunder.

3.2
During the validity period of this Agreement, Party A will conduct a credit rating as to all the SPs prior to the 15th day of the first month of each quarter, and will publish the credit points to the SPs. For the detailed factors of credit rating, as well as its addition and subtraction methods, see the “Management Manual”

Article 4 Breach Disposal and Complaints Procedures

4.1	Party A will publish from time to time the penalties imposed on its partners in the PRM system, and at the same time notify its partners either by means of information transmission or sending TMS.

4.2	Time Limit for Complaints
The time limit of complaints shall be subject to the period released by Party A in its PRM system, the three (3) working days commencing from the release day will be the acceptance period, beyond which, Party A will not accept any complaints, and will remind its partners prior to the approaching expiration of the complaint period.

4.3	Means of Complaint
If Party B has any objection to the disposal methods, it needs to submit a complaint letter, and the compliant letter, after signed and sealed, shall be submitted to Party A together with the relevant documents, at the same time, Party B is also required to provide the relevant electronic documents via the PRM system of Party A.

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4.4	Complaint Approval
Upon the expiration of the time limit of acceptance, Party A will conduct an initial screening work. In case of any changes to penalty opinions, such changes shall be subject to further confirmation by Party A, the result of which will be notified to Party B by Party A.

Article 5 Expenses Settlement

5.1
If the billing and settlement system of Party A satisfies with certain requirements, Party A will settle 2G/3G value-added business information fees as charged on the principles of “Pre-settle the receivables and settle the actually-accrued”. The actually-incurred amount, after the deduction of a certain percentage of resources occupation fee, and the further deduction of refunds and compensations, and information service fee generated from the part exceeding 20 messages ordered by each user per hour from the same SP as indicated in the business billing ticket (excluding the billing tickets), will serve as the settlement data for payment to Party B. Among which, the source occupation fee obtained by Party A is generated from providing any of the following services: user sources of mobile communication network, relevant business platform, quality test service, the unified customer services and business advertising, etc..

5.2
When the billing system does not satisfy with the certain requirements, Party A’s information services fee for charging services on the 2G/3G value-added business will be temporarily settled on actually-incurred principle.

5.3
According to the conditions of business organization and billing system of Party A, the 3G business may also be settled by the methods of data of receivables deducting the bad data (bad debts account for 8%).

5.4	The sharing percentage for information service fee is listed in Article 6 of this Agreement.

5.5
Billing Period: the billing period during which the total information service fee is billed by the billing system of Party A is normally classified by the calendar months, commencing from 00:00 at the first day of each calendar month until 24:00 at the last day of that month.

5.6	The procedures for “Pre-settle the receivables and settle the actually-accrued” applicable to the 2G/3G business are:

5.6.1
The users will use the mobile value-added business at the first month, and it will generate the information fee during the first month, Party A will publish the data for pre-settlement prior to the 15th day of the 2nd month, the amount of pre-settlement shall be calculated as per data of receivables × sharing percentage × pre-settlement rate (40%), Party A has the right to gradually improve (or reduce) the pre-settlement rate according to the paid-in rate.

5.6.2	The second and third months shall be payment months of the users.

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5.6.3	Party B shall provide to Party A the pre-settlement confirmation letter and issue an invoice thereof prior to the 25th day of the 2nd month.

5.6.4	Party A shall remit the pre-settlement amount into the bank account designed by Party B prior to the 28th day of the 3rd month.
The account information of Party B is as follows:
Account Name: Beijing AirInbox Information Technologies Co., Ltd.
Deposit Bank: Beijing Capital Indoor Stadium Sub-branch of ICBC
Account No.: 0200053719200031688

5.6.5	Party A will release through its PRM system prior to the 15th day of the 4th month the settlement amount of information fee that is actually generated during the first month;

5.6.6
If Party B has any objections, it shall submit an account-check application prior to the 25th day of the 4th month, any failure to do the same shall be deemed that Party B has confirmed the accounts, and Party A will no longer accept any account-check applications. After Party B submits any account-check applications, the response period for Party A shall in principle not exceed three months, the specific check procedures shall be followed in accordance with the relevant management rules of Party A.

5.6.7
If the difference between the actual amount of Party A and the statistics data does not exceed (>)8%, then the data of Party A shall prevail; if the difference is more than (>)8%, Party B may raise check requests, verify the exact reasons for such difference and timely settle it according to the conditions. Any delayed payment by Party A due to the account check of Party B shall not be deemed as Party A’s breach of its obligations of timely payment hereunder.

5.6.8
Party B shall send the settlement confirmation letter and the official invoice that are signed and sealed by it to Party A prior to the 25th day of the 4th month, the name and account No. in the invoice issued by Party B shall be consistent with that recorded in the PRM system of Party A, otherwise, Party A has the right to refuse the payment.

5.6.9
Party A shall remit the settlement amount that has deducted the breaching penalties, unbalance communications fee, etc. into the bank account (with the account information consistent with that of Item 4) designated by Party B prior to the 28th day of the 5th month.

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5.6.10
If Party B fails to feedback the settlement confirmation letter and invoice (affix the company seal of Party B according to the requirements of Party A) to Party A prior to the 25th day of the 4th month during which the business occurs, due to reasons attributable to Party B or due to account check, Party A has the right to postpone the payment of settlement amount of that month, i.e., Party A shall confirm the settlement documents through the PRM system prior to the end of the calendar quarter directly following the receipt of the settlement confirmation letter and invoice from Party B, and shall effect the payment at the month following the confirmation. Party A’s delay in payment in accordance with this clause shall not constitute a delayed payment hereunder, and shall not be held liable for the breach arising therefrom.

5.6.11
If Party B fails to provide to Party A the settlement confirmation letter within one year (as from the 25th day of the 4th month when the business occur), such failure shall be deemed as that Party B has waived the right to claim the payment of the settlement amount hereunder. Party A is released from the obligation of payment to Party B in respect thereof.

5.6.12	The information service fee of other months shall be settled according to the above procedures.

5.7	Actual Settlement Procedures of 2G/3G Mobile Network Business:

5.7.1	The users will use the wireless value-added business at the first month, and it will generate information fee at the first month.

5.7.2	The second and third months shall be payment months of the users.

5.7.3	Party A will send by effective means the settlement information to Party B prior to the 15th day of the 4th month.

5.7.4
If Party B has any objections, it shall submit account-check applications prior to the 25th day of the 4th month, any failure to do the same shall be deemed that Party B has confirmed the accounts, and Party A will no longer accept any account-check applications. After Party B submits the account-check applications, the response period for Party A shall in principle not exceed three months, the specific check procedures shall be followed in accordance with the Cooperative Management Rules on Wireless Value-added Business of China Unicom and the Management Rules on the Actual Account Check of Wireless Value-added Business SP of China Unicom.

5.7.5
If the difference between the actual amount of Party A and the statistics data does not exceed (>)8%, then the data of Party A shall prevail; if the difference is more than (>)8%, Party B may raise a check request, verify the exact reasons for such difference and timely settle it according to its conditions. Any delayed payment by Party A due to the account check of Party B shall not be deemed as Party A’s breach of its obligations of timely payment hereunder.

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5.7.6
Party B shall send the settlement confirmation letter and the official invoice that are signed and sealed by it to Party A prior to the 25th day of the 4th month, the name and account No. in the invoice issued by Party B shall be consistent with that recorded in the PRM system of Party A, otherwise, Party A has the right to refuse the payment.

5.7.7	Party A shall remit the settlement amount into the bank account designated by Party B prior to the 28th day of the 5th month.

5.7.8
If Party B fails to feedback the settlement confirmation letter and invoice (affix the company seal of Party B according to the requirements of Party A) to Party A prior to the 25th day of the 4th month during which the business occurs, due to the reasons attributable to Party B or due to the account check, Party A has the right to postpone the payment of settlement amount of that month, i.e., Party A shall confirm the settlement documents through the PRM system prior to the end of the calendar quarter directly following the receipt of the settlement confirmation letter and invoice from Party B, and shall effect the payment at the month following the confirmation. Party A’s delay in payment in accordance with this clause shall not constitute delayed payment hereunder, and shall not be held liable for the breach arising therefrom.

5.7.9
If Party B fails to provide to Party A the settlement confirmation letter within one year (as from the 25th day of the 4th month when the business occur), such failure shall be deemed as that Party B has waived the right to claim the payment of the settlement amount hereunder. Party A is released from the obligation of payment to Party B in respect thereof.

5.8	Receivable-Less-8%-Bad-Account Settlement Procedures of 3G Mobile Network Business:

5.8.1
The users will use the value-added business at the first month, and it will generate the information fee at the first month, Party A will, after the deduction of 8% of bad debt according to the receivables data, release the settlement data to Party B according to the settlement percentage of Party B.

5.8.2
If Party B has any objections, it shall submit account-check applications prior to the 25th day of the 2nd month, any failure to do the same shall be deemed as that Party B has confirmed the accounts, and Party A will no longer accept any account-check applications. After Party B submits the account-check applications, the response period for Party A shall in principle not exceed three months, the specific check procedures shall be followed in accordance with the relevant management rules of Party A.

5.8.3
If the difference between the statistics amount of Party A and the statistics data does not exceed (>)8%, the data of Party A shall prevail; if the difference is more than (>)8%, Party B may raise a check request, verify the exact reasons for such difference and timely settle it according to its conditions. Any delayed payment by Party A due to the account check of Party B shall not be deemed as Party A’s breach of its obligations of timely payment hereunder.

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5.8.4	In the absence of any objections, Party B shall send the settlement confirmation letter and the official invoice (affix the company seal of Party B) to Party A prior to the 25th day of the 2nd month.

5.8.5
Party A shall remit the settlement amount that has deducted the breaching penalties; unbalance communications fee, etc. into the bank account designated by Party B prior to the 28th day of the 3rd month.

5.8.6
If Party B fails to provide to Party A the settlement confirmation letter within one year (as from the 25th day of the 2nd month when the business occur), such failure shall be deemed as that Party B has waived the right to claim the payment of the settlement amount hereunder. Party A is released from the obligation of payment to Party B in respect thereof.

5.8.7	The information service fee of other months shall be settled according to the above procedures.

5.9	Threshold Limit for Settlement
If the information service fee of the businesses prior to the monthly settlement is below the threshold limit, it will not be settled and accumulated, which will be used to reimburse the cooperative operational costs paid by Beijing Unicom. The threshold limit is RMB200.00

5.10	The payment method for Party A to pay to Party B: Online Bank Transfer. Party B shall be responsible for the taxes.

5.11	The services hereunder shall be settled by the methods of “Pre-settle the receivables and settle the actually-accrued” as set forth in Article 5.6 hereof.

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Article 6 Sharing Percentage of the Information Service Fee (Percentage of Resources Occupation Fee)

The Parties agree to the following sharing percentage for the following cooperative businesses:
No.	Business Name	Business Type	Type of Partners	Sharing Percentage China Unicom: Partner	Business Introduction
1	UCWORLD	TMS	SP	2.8
UCWORLD is a game product offering you the most comprehensive game-related news as well as free download of all sorts of single games such as games for brain, fighting games, and competition games, as well as the related game strategies, games tests, etc..

2
3
4
(N/A)

Article 7 Validity Period of This Agreement

The validity period of this Agreement is as from July 1st, 2010 until June 30th, 2011.

Article 8 In case of any inconsistency between this Agreement and the Master Agreement, this Agreement shall prevail, for matters not covered herein, the Master Agreement shall prevail.

Internal Documents	Confidential

Signatory Page (This page is intentionally left blank)

Party A: Beijing Branch of China	Party B: Beijing AirInbox Information
United Network Communications Limited	Technologies Co., Ltd.

Responsible Person:	Legal Representative: Wu Linguang

Authorized Representative: Wang Xuebing	Authorized Representative: Jiang Liwen

Deposit Bank:	Deposit Bank: Beijing Capital Indoor Stadium Sub-branch of ICBC

Account No.:	Account No.: 0200053719200031688

Mailing Add.:	Mailing Add.: 32F., Tengda Plaza, No.168, Xiwai Street, Haidian District, Beijing

Contact Person:	Contact Person: Jiang Min
Tel.:	Tel.: 88576000
Fax:	Fax: 88575872

Signing Date: MM DD YYYY	Signing Date: July 1st, 2010